Exhibit 2

Attorney's Certification

I the undersigned, Leehee Bergerfroind, Psagot Provident Funds and Pension Ltd.'s Attorney, hereby certify as follows:

1.	The above composition of signatures is binding on Psagot Provident Funds and Pension Ltd. in respect of the attached report.

2.
The above authorized signatories signed this document before me and were identified by me in person according to an identity card, as required by and in accordance with the Prohibition on Money Laundering Law, 5760-2000 and the orders pursuant thereto.

3.	The resolution concerning Psagot Provident Funds and Pension Ltd.'s authorized signatories was duly adopted, in accordance with Psagot Provident Funds and Pension Ltd.'s incorporation documents.

February 14, 2021	/s/ Leehee Bergerfroind
Date	Leehee Bergerfroind, Adv.
Lic. No. 60053
Attorney (signature & stamp)